UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2006

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 7.01.	Regulation FD Disclosure.

Marchex, Inc. (“Marchex”) permits its directors, officers and certain employees to enter into stock trading plans with respect to Marchex common stock which are intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), subject to Marchex’s applicable guidelines and policies on insider trading.

On February 28, 2006, each of Russell C. Horowitz, Marchex’s Chairman and Chief Executive Officer, Michael Arends, Marchex’s Chief Financial Officer, Ethan Caldwell, Marchex’s General Counsel and Chief Administrative Officer, John Keister, Marchex’s President and Chief Operating Officer, and Dennis Cline and Rick Thompson, members of Marchex’s Board of Directors, established sales plans in accordance with Rule 10b5-1, to provide for pre-determined sales of a portion of their Marchex common stock as part of their individual long-term asset diversification and liquidity strategies, subject to certain contingencies. Sales for each of the Marchex executive officers listed above pursuant to such plans will commence no earlier than February 28, 2007, which is one year from the date hereof. Such Marchex executive officers and directors have not previously sold shares of Marchex common stock.

Under the Rule 10b5-1 plans, (i) Mr. Horowitz will sell up to a maximum of 1,560,000 shares directly and indirectly held by him over a period of up to twenty-four (24) months commencing one (1) year from the date hereof which, if the maximum is sold, represents approximately 16% of Mr. Horowitz’s current direct and indirect holdings of Marchex common stock and approximately 6% of the currently outstanding Class B common stock of Marchex and approximately 4% of the currently outstanding total common stock of Marchex; (ii) Mr. Arends will sell up to a maximum of 116,000 shares over a period of up to twenty-four (24) months commencing one (1) year from the date hereof which, if the maximum is sold, represents approximately 20% of Mr. Arends’ current direct and indirect holdings of Marchex common stock and options to purchase common stock and less than 1% of the currently outstanding Class B common stock of Marchex and less than 1% of the currently outstanding total common stock of Marchex; (iii) Mr. Caldwell will sell up to a maximum of 150,000 shares over a period of up to twenty-four (24) months commencing one (1) year from the date hereof which, if the maximum is sold, represents approximately 18% of Mr. Caldwell’s current direct and indirect holdings of Marchex common stock and less than 1% of the currently outstanding Class B common stock of Marchex and less than 1% of the currently outstanding total common stock of Marchex; (iv) Mr. Keister will sell up to a maximum of 528,000 shares over a period of up to twenty-four (24) months commencing one (1) year from the date hereof which, if the maximum is sold, represents approximately 20% of Mr. Keister’s current direct and indirect holdings of Marchex common stock and approximately 2% of the currently outstanding Class B common stock of Marchex and approximately 1% of the currently outstanding total common stock of Marchex; (v) Mr. Cline will sell up to a maximum of 16,500 shares indirectly held by him over a period of up to nine (9) months commencing six (6) months from the date hereof which, if the maximum is sold, represents approximately 11% of Mr. Cline’s current direct and indirect holdings of Marchex common stock and options and less than 1% of the currently outstanding Class B common stock of Marchex and less than 1% of the currently outstanding total common stock of Marchex; and (vi) Mr. Thompson will sell up to a maximum of 200,000 shares over a period of up to nine (9) months commencing six (6) months from the date hereof which, if the maximum is sold, represents approximately 16% of Mr. Thompson’s current direct and indirect holdings of Marchex common stock and options and less than 1% of the currently outstanding Class B common stock of Marchex and less than 1% of the currently outstanding total common stock of Marchex. Each of these 10b5-1 plans provides for sales of specified share amounts at specific market prices, subject to specified limitations and requires that such sales be disclosed publicly through appropriate filings with the Securities and Exchange Commission.

The Rule 10b5-1 plans identified above were adopted in accordance with the Marchex Code of Conduct for all officers, directors and employees. Rule 10b5-1 permits the implementation of written, prearranged stock trading plans by insiders when the insiders are not in possession of material non-public information. Such plans allow insiders to diversify their holdings and to minimize the market impact of stock sales by spreading them out over time.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2006	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer
(Principal Executive Officer)